EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-262190) and Form S-8 (No. 333-272678, No. 333-212057, No. 333-232111, No. 333-257030 and No. 333-265527) of Blackbaud, Inc. of our report dated March 1, 2022 relating to the financial statements, which appears in this Form 10-K.

/S/ PricewaterhouseCoopers LLP

Atlanta, Georgia
February 21, 2024